EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Best-Ever Fourth Quarter and Year End Results
Sales in All Segments Grow; Consolidated Backlog Increases 38.3 Percent

CHARLOTTE, Michigan, Feb. 15, 2007 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported its earnings more than tripled for the fourth quarter ended Dec. 31, 2006, boosted by net sales gains of 63.8 percent.

Spartan had 2006 fourth quarter net earnings of $3.3 million, or $0.16 per diluted share, compared with net earnings of $986,000, or $0.05 per diluted share, in the fourth quarter of 2005. The 2006 fourth quarter net earnings included a non-cash charge of $2.1 million, or approximately $0.10 per share, related to a write-off of goodwill for Spartan's ambulance subsidiary, Road Rescue.

Net sales for the fourth quarter 2006 increased to a record $123.6 million, compared with net sales of $75.5 million for the fourth quarter of 2005. All financial information includes the adjustment for the Company's 3-for-2 stock split in Dec. 2006.

During its annual evaluation of subsidiary goodwill in the 2006 fourth quarter, the company concluded the goodwill for its Road Rescue subsidiary no longer had value. The write-off of the subsidiary's goodwill was a one-time charge to net earnings.

Spartan, a leading manufacturer of custom vehicle chassis and emergency-rescue vehicles, attributed its best-ever annual results to increased chassis sales to its RV, fire truck and specialty vehicle customers, as well as increased sales at its EVTeam companies.

"We had a strong fourth quarter and year in terms of improved execution across all our subsidiaries," said John Sztykiel, president and CEO of Spartan Motors. In addition, the strength of our brands continues to increase and we are confident in our momentum based on our record-level sales and backlog.

"It is important to note our growth in 2006 increased without any new significant product introductions. We are in process of introducing two new significant products to serve the fire apparatus market at Crimson Fire and Spartan Chassis in 2007, which we anticipate will make positive contributions into 2008. We are becoming a more disciplined group of people focused on becoming more effective and efficient."

For the year ended Dec. 31, 2006, Spartan's sales increased 29.8 percent and net earnings increased 102.9 percent compared to the same period last year. Spartan reported record net earnings of $16.8 million, or $0.83 per diluted share, on net sales of $445.4 million for 2006. Net earnings for the year ended 2006 include the non-cash charge related to the write-off of goodwill in the fourth quarter of 2006.

Spartan reported its gross margin improved to 16.8 percent in the fourth quarter of 2006, compared with 14.8 percent for the same period in 2005, reflecting higher sales and improved product mix, pricing, overhead utilization and labor efficiencies. Operating margin also improved to 5.0 percent in the fourth quarter of 2006, compared with 1.9 percent in the same quarter of 2005.

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Spartan Motors' consolidated backlog at the end of 2006 increased 38.3 percent over last year's period to approximately $232.1 million. Spartan Motors anticipates filling the current backlog orders by the end of 2007.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 12.3 percent in the fourth quarter of 2006, a 200.0 percent increase compared to ROIC of 4.1 percent for the same quarter in 2005. (Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.) ROIC for 2006 was 15.7 percent compared to ROIC of 10.4 percent in 2005.

The company ended the quarter with $25.2 million in long-term debt, reflecting its investments in Spartan Chassis facilities and growth in working capital to support increased sales. Spartan reported $13.8 million in cash and cash equivalents at the end of 2006.

"We have always set aggressive goals when it comes to return on capital and are pleased that our performance in 2006 - both in terms of earnings and sales growth as well as return on invested capital - is being rewarded through share appreciation and increased value for our shareholders," said Jim Knapp, CFO of Spartan Motors.

Spartan Chassis
Earnings at Spartan Chassis, the company's largest operating subsidiary, improved 143.6 percent in the current fourth quarter compared to the same period of last year. Sales at Spartan Chassis increased 75.7 percent to $113.7 million, or 92.0 percent of total sales, and the subsidiary's backlog as of the end of the quarter increased 67.6 percent compared to last year.

Despite the downturn in the RV industry during the year, Spartan RV chassis sales increased 7.9 percent in 2006, compared with a 13.7 percent decline in industry sales for Class A motorhomes during the same period, according to the Recreational Vehicle Industry Association (RVIA). Spartan's RV chassis sales in the 2006 fourth quarter increased 32.4 percent compared to the prior year. Backlog for RV chassis decreased 9.3 percent year-over-year to $28.2 million as of Dec. 31, 2006.

Fourth quarter sales of fire truck chassis increased 28.1 percent year-over-year and backlog at the end of the quarter for fire truck chassis was $84.5 million, a 64.9 percent increase compared with last year. Sales of specialty vehicles chassis, including Spartan's subcontracts for Force Protection's Cougar and BAE Systems' ILAV military vehicles, increased 876.6 percent in the fourth quarter of 2006. At the end of the quarter, backlog for specialty vehicles was at $49.7 million, an increase of 240.2 percent compared with last year.

"Industry analysts are forecasting an RV industry recovery late in the second quarter of 2007," said Sztykiel. "We seem to be accelerating at a faster pace than the market based on our order intake for motorhome chassis in the first quarter of 2007, which is already higher than the previous quarter and compared to the first quarter of 2006. With our market share gains, we are in a good position to capitalize on this recovery. Spartan Chassis is also addressing the mid- to entry-level market of Class A motorhomes through strategic market presence.

"Sales of fire truck chassis remain near record levels and we are in the process of solving a minor production constraint with a new cab assembly and paint facility coming on-line in June 2007. We are optimistic about our specialty vehicle market, now 14.5 percent of consolidated annual sales, and continue to work effectively and efficiently with Force Protection and BAE Systems, our two primary military customers, as they seek new contracts from the U.S. military."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating group, consisting of its Crimson Fire, Crimson Fire Aerials and Road

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Rescue subsidiaries, reported an increase in 2006 fourth quarter sales by 4.7 percent compared to the same period last year. The EVTeam reported backlog of $69.7 million at the end of the quarter, which is on par with its backlog in the fourth quarter of 2005.

"Crimson Fire, along with Crimson Fire Aerials, continues to pull through Spartan-brand chassis as their sales grow," Sztykiel said. "Since every Crimson Fire Aerial rides on a Spartan chassis, its profitability is determined, in part, by timely deliveries of Spartan chassis. For the EVTeam, 2006 was a year of solid progress and we expect even more progress in 2007."

Future Outlook
"Our future performance is based on being effective - doing the right things, and efficient - doing things right, while building a culture of excellence across all of our operating subsidiaries," said Sztykiel. "This focus, along with capital investments in production capacity at Spartan Chassis, ongoing product development and the diversification of our business model into RV, emergency-rescue and specialty vehicles, bodes well for 2007 and beyond."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,100 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended December 31, 2006 and 2005

	December 31, 2006		December 31, 2005
	$-000-%		$-000-%

Sales	123,608		75,450
Cost of Products Sold	102,840		64,301
Gross Profit	20,768	16.8	11,149	14.8

Operating Expenses:
Research and Development	3,720	3.0	2,579	3.4
Selling, General and Administrative	8,779	7.1	7,164	9.5
Goodwill Impairment	2,086	1.7
Total Operating Expenses	14,585	11.8	9,743	12.9

Operating Income	6,183	5.0	1,406	1.9

Other Income (Expense):
Interest Expense	(196)	(0.2)	(34)	(0.0)
Interest and Other Income	291	0.3	275	0.3
Total Other Income (Expense)	95	0.1	241	0.3

Earnings before Taxes on Income	6,278	5.1	1,647	2.2

Taxes on Income	2,998	2.4	661	0.9

Net Earnings	3,280	2.7	986	1.3

Basic Net Earnings per Share	0.16		0.05

Diluted Net Earnings per Share	0.16		0.05

Basic Weighted Average Common Shares Outstanding	20,621		18,950

Diluted Weighted Average Common Shares Outstanding	20,957		19,284

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Twelve Months Ended December 31, 2006 and 2005

	December 31, 2006		December 31, 2005
	$-000-%		$-000-%

Sales	445,378		343,007
Cost of Products Sold	372,002		294,232
Gross Profit	73,376	16.5	48,775	14.2

Operating Expenses:
Research and Development	12,622	2.8	9,431	2.7
Selling, General and Administrative	31,360	7.1	26,693	7.8
Goodwill Impairment	2,086	0.5
Total Operating Expenses	46,068	10.4	36,124	10.5

Operating Income	27,308	6.1	12,651	3.7

Other Income (Expense):
Interest Expense	(347)	(0.1)	(141)	(0.0)
Interest and Other Income	1,011	0.3	859	0.2
Total Other Income (Expense)	664	0.2	718	0.2

Earnings before Taxes on Income	27,972	6.3	13,369	3.9

Taxes on Income	11,144	2.5	5,077	1.5

Net Earnings	16,828	3.8	8,292	2.4

Basic Net Earnings per Share	0.85		0.44

Diluted Net Earnings per Share	0.83		0.43

Basic Weighted Average Common Shares Outstanding	19,737		18,836

Diluted Weighted Average Common Shares Outstanding	20,168		19,212

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$13,835	$9,702
Marketable securities	-	1,988
Accounts receivable, net	62,620	37,017
Inventories	64,173	44,265
Deferred income tax assets	4,567	3,745
Taxes receivable	-	990
Other current assets	12,782	1,949
Total current assets	157,977	99,656

Property, plant and equipment, net	29,659	18,478
Goodwill	2,457	4,543
Other assets	555	531

Total assets	$190,648	$123,208

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,704	$20,746
Accrued warranty	6,381	4,503
Accrued compensation and related taxes	7,712	4,241
Accrued vacation	1,483	1,189
Deposits from customers	7,465	13,640
Taxes on income	1,566	-
Other current liabilities and accrued expenses	6,062	4,608
Current portion of long-term debt	521	53
Total current liabilities	61,894	48,980

Long-term debt, less current portion	25,218	1,317
Deferred income tax liabilities	355	309

Shareholders' equity:
Preferred stock	-	-
Common stock	141	126
Additional paid in capital	54,409	37,040
Retained earnings	48,631	35,448
Accumulated other comprehensive loss	-	(12)
Total shareholders' equity	103,181	72,602

Total liabilities and shareholders' equity	$190,648	$123,208

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Year Ended December 31, 2006

Three Months Ended December 31, 2006 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	47,574			47,574
Fire Truck Chassis Sales	28,473		(6,593)	21,880
EVTeam Product Sales		16,490		16,490
Other Product Sales	37,664			37,664

Total Net Sales	113,711	16,490	(6,593)	123,608

Interest Expense (Income)		307	(111)	196
Depreciation Expense	350	337	104	791
Segment Net Earnings (Loss)	7,456	(3,112)	(1,064)	3,280

Twelve Months Ended December 31, 2006 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	204,165			204,165
Fire Truck Chassis Sales	108,302		(23,631)	84,671
EVTeam Product Sales		77,365		77,365
Other Product Sales	79,177			79,177

Total Net Sales	391,644	77,365	(23,631)	445,378

Interest Expense (Income)	1	942	(596)	347
Depreciation Expense	1,142	1,298	423	2,863
Segment Net Earnings (Loss)	24,681	(5,453)	(2,400)	16,828

Period End Backlog (amounts in thousands)
	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006

Motorhome Chassis *	31,075	38,640	29,141	27,416	28,198
Fire Truck Chassis *	51,201	69,008	112,874	81,889	84,445
Other Product *	14,616	7,329	31,636	56,175	49,729
Total Chassis	96,892	114,977	173,651	165,480	162,372
EVTeam Product *	70,932	66,741	68,176	65,387	69,715

Total Backlog	167,824	181,718	241,827	230,867	232,087

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product